Exhibit 99.3
1080 MARSH ROAD | MENLO PARK | CA | 94025-1022
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lcrouch@shearman.com	May 7, 2007
(650) 838-3718
Huntington Capital III
Huntington Center
41 South High Street
Columbus, Ohio 43287
Ladies and Gentlemen:
We are delivering this opinion as special tax counsel to Huntington Capital III, a statutory trust created under the laws of the State of Delaware (the “Trust”), and Huntington Bancshares Incorporated, a Maryland corporation (the “Guarantor”), as sponsor of the Trust and as Guarantor under the guarantee agreement (the “Guarantee”), in connection with the issuance of Trust’s 6.65% Trust Preferred Securities, liquidation amount $1,000 per security (the “Trust Preferred Securities”), and the filing of a registration statement on Form S-3 (the “Registration Statement”) and the related prospectus (the “Prospectus”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended. Any defined term used and not defined herein has the meaning given to it in the Prospectus.
For purposes of the opinions set forth below, we have, with the consent of the Trust, relied upon the accuracy of the Prospectus.
Based upon and subject to the foregoing, and based upon the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, it is our opinion that:
          1. Subject to the qualifications set forth in this opinion and the Prospectus, the statements made in the Prospectus under the caption “Certain United States Federal Income Tax Consequences” insofar as they purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects. Subject to the qualifications set forth in this opinion and the Prospectus, we confirm our opinions set forth in the discussion in the Prospectus under the caption “Certain United States Federal Income Tax Consequences.”
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Goldman, Sachs & Co.	May 7, 2007

          2. The Trust will be characterized as a grantor trust for United States federal income tax purposes and not as an association taxable as a corporation.
Our opinions are based on current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in United States federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
L.E.C.